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                             EPL Technologies, Inc.

                                  Exhibit 11.0

                  Computation of Earnings per Common Share and
                     Fully Diluted Earnings per Common Share


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                                                                    EXHIBIT 11.0

                             EPL TECHNOLOGIES, INC.
                          COMPUTATION OF LOSS PER SHARE
                                   (UNAUDITED)
                      (In thousands, except per share data)

                                                               Three Months Ended
                                                                   March 31,
                                                             1999            1998
                                                           --------        --------
Net loss                                                   ($ 3,032)       ($ 1,556)

Deduct:
Accretion, discount and dividends on preferred stock            124           1,351
                                                           --------        --------

Net loss applicable to common shareholders                 ($ 3,156)       ($ 2,907)
                                                           ========        ========

Weighted average number of common shares outstanding         11,752           9,072
                                                           ========        ========

Basic loss per share                                       ($  0.27)       ($  0.32)
                                                           ========        ========


Net Loss for diluted loss per share computation            ($ 3,032)       ($ 1,556)
                                                           ========        ========

Weighted average number of common shares outstanding         11,752           9,072

Common share equivalent applicable to:
        Series A convertible preferred stock                     40           1,382
        Series C convertible preferred stock                      0              52
        Series D convertible preferred stock                  1,644           1,209
        Series A warrants                                        15              36
        Series D warrants                                       202             202
        Other warrants                                           62              74
        Stock options                                           306           1,802

Less common stock acquired with net proceeds                  1,321           1,634

Weighted average number of common shares
and common share equivalents used to compute               _________       _________
diluted loss per share                                       12,700          12,195
                                                           ========        ========

Diluted loss per share                                     ($  0.24)       ($  0.13)
                                                           ========        ========